Exhibit 99.1

Summary historical and pro forma financial data

MedAssets summary historical and pro forma financial data

The following tables set forth our summary historical consolidated financial data as of December 31, 2009 and 2008, for the fiscal years ended December 31, 2009, 2008 and 2007, as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009, as well as our pro forma combined financial data as of September 30, 2010, for the fiscal year ended December 31, 2009, for the nine months ended September 30, 2010 and the twelve months ended September 30, 2010. The summary consolidated financial data as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009, 2008 and 2007 should be read together with our audited consolidated financial statements and the related notes included elsewhere in this offering memorandum. The summary consolidated financial data for the nine months ended September 30, 2010 and September 30, 2009 and as of September 30, 2010 should be read together with our unaudited condensed consolidated financial statements and the related notes included elsewhere in this offering memorandum. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009, the nine months ended September 30, 2010 and the twelve months ended September 30, 2010 give effect to the Transactions as if they had occurred on January 1, 2009. The pro forma information for the twelve months ended September 30, 2010 has been derived by adding the consolidated financial data for the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010 and subtracting the consolidated financial data for the nine months ended September 30, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010 gives effect to the Transactions as if they had occurred on September 30, 2010. The unaudited pro forma condensed combined financial statements are derived from MedAssets’ consolidated financial statements for the periods and dates indicated, and Broadlane’s consolidated statement of operations for the year ended December 31, 2009, unaudited consolidated statement of operations for the nine months ended September 30, 2010 and unaudited consolidated balance sheet as of September 30, 2010. The unaudited pro forma condensed combined financial information has been derived from estimates and financial information that are likely to change materially between the date of this offering memorandum and the closing date of the Broadlane Acquisition. Accordingly, the unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the Transactions been completed on the dates indicated and does not purport to project our future financial condition and results of operations following the consummation of the Transactions.

The pro forma financial information does not include management’s estimate of expected cost savings related to the combination of the operations of the businesses (other than Adjusted EBITDA with expected cost savings) or the related costs to achieve those cost savings. In addition, the pro forma information does not include transaction-related costs and transaction fees expected to be incurred in connection with the consummation of the Transactions.

We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.

The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read the following tables together with “Management’s discussion and analysis of financial condition and results of operations of MedAssets, ” “Management’s discussion and analysis of financial condition and results of operations of Broadlane,” “Unaudited pro forma condensed combined financial information” and MedAssets’ and Broadlane’s respective historical consolidated financial statements and the related notes included elsewhere in this offering memorandum.

						Pro forma	Pro forma	Pro forma
						for fiscal	for nine	for twelve
	Fiscal year ended			Nine months ended		year ended	months ended	months ended
(Unaudited and in	December 31,			September 30,	September 30,	December 31,	September 30,	September 30,
thousands)	2007	2008	2009	2009	2010	2009	2010	2010

Consolidated statement of operations data:
Revenue:
Administrative fees, net	$94,792	$105,765	$108,223	$78,495	$84,437	$225,953	$172,558	$233,215
Other service fees	93,726	173,891	233,058	167,091	199,948	282,852	242,473	322,344

Total net revenue	188,518	279,656	341,281	245,586	284,385	508,805	415,031	555,559
Operating expenses:
Cost of revenue	27,983	51,548	74,651	55,830	67,176	143,978	125,953	163,332
Product development expenses	7,785	16,393	18,994	15,424	14,859	32,269	24,393	31,699
Selling and marketing expenses	35,748	43,205	45,282	36,529	35,348	52,219	41,257	52,113
General and administrative expenses	64,817	91,481	110,661	77,971	91,425	141,483	114,223	157,118
Acquisition related expenses	–	–	–	–	4,351	–	2,805	2,805
Depreciation	7,115	9,793	13,211	9,020	14,068	17,008	17,241	22,238
Amortization of intangibles	15,778	23,442	28,012	21,029	17,706	90,829	63,044	85,731
Impairment of property and equipment, intangibles and in process research and development	1,204	2,272	–	–	–	–	–	–

Total operating expense	160,430	238,134	290,811	215,803	244,933	477,786	388,916	515,036
Operating income (loss)	28,088	41,522	50,470	29,783	39,452	31,019	26,115	40,523
Other income (expense):
Interest (expense)	(20,391)	(21,271)	(18,114)	(14,015)	(10,986)	(73,176)	(51,629)	(69,884)
Other income (expense)	3,115	(1,921)	417	404	286	472	446	458

Income (loss) before income taxes	10,812	18,330	32,773	16,172	28,752	(41,685)	(25,068)	(28,903)
Income tax expense (benefit)	4,516	7,489	12,826	6,196	11,477	(14,504)	(8,187)	(8,890)

Net income (loss)	$6,296	$10,841	$19,947	$9,976	$17,275	$(27,182)	$(16,881)	$(20,013)

				Nine months ended
	Fiscal year ended December 31,			September 30,	September 30,
(Unaudited and in thousands)	2007	2008	2009	2009	2010

Consolidated cash flows and other financial data:
Net cash provided by operating activities	$41,624	$52,128	$60,303	$39,951	$47,105
Net cash used in investing activities	(107,654)	(227,996)	(46,462)	(39,776)	(24,634)
Net cash provided by (used in) financing activities	179,523	44,345	(13,772)	(929)	(27,961)

				Pro forma
	As of	As of	As of	as of
	December	December	September 30,	September
(Unaudited and in thousands)	31, 2008	31, 2009	2010	30, 2010

Consolidated balance sheet data:
Cash and cash equivalents	$5,429	$5,498	$8	$15,659
Accounts receivable, net	55,048	67,617	75,692	122,573
Property and equipment, net	42,417	54,960	61,318	68,630
Total assets	773,860	778,544	782,334	1,896,306
Existing line of credit	–	–	–	–
New Credit Facility	–	–	–	635,000
Notes offered hereby	–	–	–	325,000
Total liabilities	390,921	341,172	304,279	1,429,521
Total stockholders’ equity	382,939	437,372	478,055	466,785

							Pro forma
						Twelve	for twelve
						months	months
				Nine months ended		ended	ended
	Fiscal year ended December 31,			September 30,	September 30,	September 30,	September 30,
(Unaudited and in thousands)	2007	2008	2009	2009	2010	2010	2010

Other financial data:
EBITDA(1)	$53,063	$72,969	$95,249	$62,606	$74,088	$106,731	$152,292
Adjusted EBITDA(1)	60,571	89,716	111,438	75,391	86,763	122,810	169,767
Adjusted EBITDA with expected cost savings(1)							189,767
Total capital expenditures(2)	16,691	18,024	28,187	21,501	21,474	28,160	39,020
Total cash interest expense(3)							60,138
Total debt(4)							960,000
Ratio of total debt to twelve month Adjusted EBITDA with expected cost savings							5.1
Ratio of Adjusted EBITDA with expected cost savings to total cash interest expense							3.2

(1) EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense, certain acquisition-related expenses and other non-recurring, non-cash or non-operating items. Adjusted EBITDA with expected cost savings is Adjusted EBITDA adjusted to reflect management’s estimates of expected cost savings related to the combination of the operations of MedAssets and Broadlane. Adjusted EBITDA with expected cost savings does not include any one-time charges to be incurred in order to realize the expected cost savings. We currently estimate such one-time charges to be between approximately $15.0 million and $20.0 million. These estimates reflect our current beliefs and expectations and are based on information currently available to us. As such, no assurance can be given that the expected cost savings can be achieved in whole or at all or that our future growth, results of operations and performance in light of such expected cost savings will be achieved. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings included in this offering memorandum provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Further, we believe EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings differently and, as a result, our measures of EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings may not be directly comparable to EBITDA, Adjusted EBITDA or Adjusted EBITDA with expected cost savings of other companies. Furthermore, EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings each has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments,

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect changes in, or cash requirements for, our working capital needs,

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect our provision for income taxes, which may vary significantly from period to period (see “Management’s discussion and analysis of financial condition and results of operations of MedAssets”), and

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect any cash requirements for such replacements.

Because of these limitations, EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA, Adjusted EBITDA or Adjusted EBITDA with expected cost savings.

(2) Total capital expenditures includes purchases of property, equipment and software and capitalized software development costs.

(3) Amount represents the cash paid on our indebtedness and excludes non-cash interest associated with our finance obligation, deferred financing costs and deferred payment amount.

(4) Excludes the $125.0 million deferred payment. Also excludes the finance obligation as this obligation is not included in the calculation of outstanding indebtedness for purposes of satisfying the covenants contained in the New Credit Facility. See Note 6 of the Notes to our Consolidated Financial Statements, under the sub-heading “Finance Obligation” for additional information regarding this transaction and the related obligation.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to MedAssets, which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA:

							Pro forma
						Twelve	for twelve
						months	months
	Fiscal year ended December 31,			Nine months ended		ended	ended
(Unaudited and in				September	September	September	September
thousands)	2007	2008	2009	30, 2009	30, 2010	30, 2010	30, 2010

Net income	$6,296	$10,841	$19,947	$9,976	$17,275	$27,246	$(20,013)
Depreciation	7,115	9,793	13,211	9,020	14,068	18,259	22,238
Depreciation (included in cost or revenue)	353	709	2,426	1,836	2,167	2,757	2,757
Amortization of intangibles	15,778	23,442	28,012	21,029	17,706	24,689	85,731
Amortization of intangibles (included in cost of revenue)	792	872	740	555	509	694	694
Interest expense, net of interest amount(1)	18,213	19,823	18,087	13,994	10,886	14,979	69,775
Income tax expense (benefit)	4,516	7,489	12,826	6,196	11,477	18,107	(8,890)

EBITDA	53,063	72,969	95,249	62,606	74,088	106,731	152,292
Impairment of intangibles(2)	1,204	2,272	–	–	–	–	–
Share-based compensation expense(3)	5,611	8,550	16,652	12,911	8,653	12,394	13,081
Other (gains) losses(4)	–	–	–	–	–	–	(156)
Rental income from capitalizing building lease(5)	(438)	(438)	(439)	(329)	(329)	(439)	(439)
Purchase accounting adjustments(6)	1,131	2,449	(24)	203	–	(227)	2,184
Interest rate swap cancellation(7)	–	3,914	–	–	–	–	–
Acquisition related expenses(8)	–	–	–	–	4,351	4,351	2,805

Adjusted EBITDA	$60,571	$89,716	111,438	$75,391	$86,763	$122,810	$169,767
Plus: Expected cost savings(9)							20,000
Adjusted EBITDA with expected cost savings							$189,767

(1) Interest income is included in other income (expense) and is not netted against interest expense in MedAssets’ Consolidated Statement of Operations.

(2) Impairment of intangibles during the fiscal year ended December 31, 2008 primarily relates to acquired developed technology from prior acquisitions, revenue cycle management tradename and internally developed software products, mainly due to the integration of Accuro’s operations and products. Impairment of intangibles during fiscal year ended December 31, 2007 represents the write-off of in-process research and development from the XactiMed, Inc. (“XactiMed”) acquisition in May 2007.

(3) Represents non-cash share-based compensation expense for both employees and directors. The increase in 2009 is due to share-based grants made under our 2008 Long-Term Performance Incentive Plan. The increase in 2008 is due to share-based grants made subsequent to our initial public offering. The significant increase in 2007 is due to the adoption of SFAS No. 123(R). We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation expense, which varies from period to period based on the amount and timing of grants.

(4) Other (gains) losses consist primarily of (gains) losses from interest rate derivative financial instruments.

(5) The imputed rental income recognized with respect to a capitalized building lease is deducted from net income (loss) due to its non-cash nature. We believe this income is not a useful measure of continuing operating performance. See Note 6 to MedAssets’ Consolidated Financial Statements for further discussion of this rental income.

(6) The MedAssets adjustments include the effect on revenue of adjusting acquired deferred revenue balances, net of any reduction in associated deferred costs, to fair value as of the respective acquisition dates for Accuro and XactiMed. The reduction of the deferred revenue balances materially affects period-to-period financial performance comparability and revenue and earnings growth in future periods subsequent to the acquisition and is not indicative of changes in underlying results of operations. In 2010, these adjustments will no longer be reconciling items related to acquired deferred revenue balances because the amounts were fully amortized in 2009. In addition, the pro forma amounts include certain purchase accounting adjustments related to Broadlane’s historical acquisitions.

(7) During the fiscal year ended December 31, 2008, we recorded an expense associated with the cancellation of our interest rate swap arrangements. In connection with the cancellation, we paid the counterparty $3.9 million in termination fees. We believe such expense is infrequent in nature and is not indicative of continuing operating performance.

(8) These charges reflect the due diligence and acquisition-related expenses pertaining to merger and acquisition activities. We consider these charges to be non-operating expenses and unrelated to our underlying results of operations.

(9) Expected cost savings by type are as follows (in thousands):

Salaries, bonus and benefits(i)	$16,200
Facilities(ii)	1,700
Professional fees and other(iii)	2,100
Total expected cost savings	$20,000

(i) Represents the elimination of salaries, bonus and benefits of certain senior executives of Broadlane and certain administrative, back office and operational employees who are in redundant positions with positions currently existing at MedAssets. These positions will be eliminated following the consummation of the Broadlane Acquisition.

(ii) Represents savings expected from office space consolidation at certain of our facilities.

(iii) Represents reductions in outsourced professional services, reduction in employee travel related expenses and reductions of other duplicative costs.

Use of proceeds

We intend to use the net proceeds from this offering to fund a portion of the purchase price of the Broadlane Acquisition and to repay any outstanding indebtedness of MedAssets and Broadlane, with the balance to be paid using borrowings under the New Credit Facility. Assuming the Broadlane Acquisition is consummated and this offering is completed, we expect to pay the total initial purchase consideration of $725.0 million in cash (net of cash acquired from Broadlane).

The completion of this offering is contingent upon the consummation of the Broadlane Acquisition, and there can be no assurance that the Broadlane Acquisition will be consummated.

We intend to enter into the New Credit Facility in connection with the Broadlane Acquisition. Pending application of the net proceeds as described above, we intend to use a portion of the borrowings under the New Credit Facility to repay all of our outstanding borrowings under our existing credit facility.

We expect affiliates of the initial purchasers will be lenders and/or agents under the New Credit Facility and may receive a portion of the proceeds from this offering. See “Plan of distribution.”

The table below sets forth our estimate of the sources and uses of funds for this offering and the related repayment and refinancing of our existing debt, assuming gross proceeds of $325 million from this offering and debt balances as of September 30, 2010, excluding the $125 million Deferred Payment Amount:

Sources

New revolving credit facility(1)	$–
New senior secured term loan facility(2)	$635,000
Gross proceeds from the notes offered hereby	$325,000
Cash and cash equivalents of MedAssets and Broadlane	$32,494

$992,494

Uses:
Seller cash consideration	$580,379
Repayment of MedAssets existing senior credit facility(3)	$175,171
Repayment of Broadlane’s existing indebtedness(4)	$184,140
Estimated transaction fees and expenses(5)	$52,804

$992,494

(1) In connection with the Broadlane Acquisition, we will enter into a $150.0 million revolving credit facility with a five-year maturity. We do not expect to borrow any amount under the new revolving credit facility at the closing of the Broadlane Acquisition and we expect to issue a $1.0 million letter of credit to replace an existing letter of credit. See “Description of other indebtedness.”

(2) In connection with the Broadlane Acquisition, we will enter into a $635.0 million senior secured term loan facility with a six-year maturity. The entire amount of the new senior term loan facility Term B facility will be drawn at the closing of the Broadlane Acquisition. See “Description of other indebtedness.”

(3) Reflects the outstanding principal amount of MedAssets’ existing senior credit facility of $173.5 million, which will be repaid in full at the closing of the Broadlane Acquisition, together with an approximate $1.7 million estimated amount payable to terminate a related interest rate swap.

(4) Reflects the face amount (gross of original issue discount of $2.3 million) of Broadlane’s existing indebtedness of $179.1 million plus accrued interest of approximately $2.0 million, together with an approximate net $3.0 million estimated amount payable to terminate a related interest rate swap and interest rate cap.

(5) Reflects the estimated fees and expenses associated with the Transactions.

Capitalization

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of September 30, 2010:

• on an actual basis, and

• on a pro forma basis to give effect to the Transactions (after deducting estimated discounts, commissions and offering expenses), the application of net proceeds from this offering and the consummation of the Broadlane Acquisition as if they had occurred on such date.

You should read this table together with “Use of proceeds,” “The Broadlane Acquisition,” “Selected historical consolidated financial data of MedAssets,” “Unaudited pro forma condensed combined financial information” and “Management’s discussion and analysis of financial condition and results of operations of MedAssets” and MedAssets’ consolidated financial statements and the related notes included elsewhere in this offering memorandum.

	As of September 30, 2010
(Unaudited and in thousands)	Actual	Pro forma(1)

Cash and cash equivalents(2)	$8	$15,659

Debt:
Existing Credit Facility	173,515	–
Finance obligation(3)	9,734	9,734
New Credit Facility(4)	–	635,000
Notes offered hereby	–	325,000

Total debt(5)	183,249	969,734
Total stockholders’ equity	478,055	466,785

Total capitalization	$661,304	$1,436,519

(1) Assumes that the consideration of $725.0 million (excluding the $125.0 million Deferred Payment Amount) for the Broadlane Acquisition will be paid in cash at the closing of the Broadlane Acquisition. See “The Broadlane Acquisition” and “Unaudited pro forma condensed combined financial information.” This offering is conditioned on the closing of the Broadlane Acquisition.

(2) Assumes that we will acquire $48.1 million in cash and cash equivalents relating to the Broadlane business at the closing of the Broadlane Acquisition, which is based on Broadlane’s consolidated cash and cash equivalents of $48.1 million set forth on its unaudited consolidated balance sheet as of September 30, 2010.

(3) Represents a capital lease obligation incurred in a sale and subsequent leaseback transaction of an office building in August 2003. The amount represents the net present value of the obligation. See Note 6 of the Notes to Consolidated Financial Statements, under the sub-heading “Finance Obligation” for additional information regarding this transaction and the related obligation.

(4) Assumes that we borrow $635.0 million under the New Credit Facility to finance the purchase price for the Broadlane Acquisition and the related payment of indebtedness. As of September 30, 2010, after giving pro forma effect to the Transactions, we would have had $635.0 million of secured debt outstanding. In addition, we have assumed $149.0 million of available secured borrowings under the revolving credit facility (netted for a $1.0 million letter of credit).

(5) Total Debt does not include the $125.0 million Deferred Payment Amount payable in January 2012 in connection with the Broadlane Acquisition.

Unaudited pro forma condensed combined financial
information

Cautionary note

The unaudited pro forma condensed combined financial information set forth below contains preliminary adjustments that are based on preliminary estimates, many of which are inherently uncertain. We believe that some of these estimates and the Broadlane financial information from which the unaudited pro forma condensed combined financial information has been derived are likely to change materially between the date of this offering memorandum and the closing date of the Broadlane Acquisition. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma condensed combined financial statements for a number of reasons, including but not limited to: differences between the assumptions used to prepare these unaudited pro forma condensed combined financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from potential synergies and cost savings, the impact of the incremental costs incurred in integrating the Broadlane business, or MedAssets’ or Broadlane’s results of operations, financial condition or other transactions or developments since September 30, 2010. In addition, no adjustments have been made for certain non-recurring items related to the Broadlane Acquisition. Accordingly, the following unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the Transactions been completed on the dates indicated in the unaudited pro forma condensed combined financial information and does not purport to project our future financial condition and results of operations after giving effect to these transactions. We therefore caution you not to place undue reliance on the following unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed consolidated financial information is based on historical audited and unaudited consolidated financial statements of MedAssets and Broadlane appearing elsewhere in this offering memorandum, as adjusted to illustrate the estimated pro forma effects of the Transactions, as described earlier in the offering memorandum. The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and related notes of MedAssets and Broadlane and other financial information appearing elsewhere in this offering memorandum, including “The proposed Broadlane Acquisition and financing,” “Use of proceeds,” “Selected historical consolidated financial information of MedAssets,” “Management’s discussion and analysis of financial condition and results of operations of MedAssets,” “Selected historical consolidated financial information of Broadlane,” and “Management’s discussion and analysis of financial condition and results of operations of Broadlane.”

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on September 30, 2010. The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2009.

We derived the unaudited pro forma condensed combined statement of operations data for the twelve months ended September 30, 2010 by adding the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2009 to the unaudited pro forma condensed combined of operations data for the nine months ended September 30, 2010 and subtracting the unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2009.

The unaudited pro forma adjustments are based upon available information and certain assumptions and estimates. For example, our acquisition of Broadlane will be accounted for, and is presented in the unaudited pro forma condensed consolidated financial information, using the authoritative guidance for the acquisition method of accounting. Under these standards, the excess of the purchase price over the fair value of net assets acquired and liabilities assumed is recorded as goodwill. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to our acquisition of Broadlane. We have made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma financial statements contained herein. These preliminary estimates and assumptions are likely to change materially during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets identified intangible assets, and resultant goodwill. As of the date of this offering memorandum, we have not performed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The preliminary estimated allocation is likely to change based upon finalization of the appraisals and other valuation studies that we will arrange to obtain, and the amounts contained in the final purchase price allocation will likely differ materially from our preliminary estimates. For purposes of computing pro forma adjustments, we have assumed that historical values of certain assets acquired and liabilities assumed reflect fair value. The pro forma balance sheet includes a preliminary estimate of fair value adjustments for certain administrative fee receivables and related revenue share obligations; identifiable intangible assets such as a non-compete agreement, developed technology assets, tradenames and customer relationship assets; additional long-term debt and certain other adjustments. The pro forma condensed consolidated statements of operations include preliminary estimates of incremental amortization expenses associated with these identifiable intangible assets, additional interest expense, income tax adjustments and certain other adjustments. However, these pro forma amounts will likely change materially as we have not completed the appraisal process and necessary valuation studies as of the date of this offering memorandum.

Pro forma adjustments do not include adjustments to deferred tax assets or liabilities other than with respect to Broadlane’s historical goodwill and our preliminary estimate of the purchase price to be allocated to identifiable intangible assets and goodwill. The structure of the Transactions (inclusive of tax matters described in section 6.3 of the Purchase Agreement) and certain elections that we may make in connection with our acquisition of Broadlane and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

The unaudited pro forma condensed combined financial information contained in this offering memorandum is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented and should not be taken as representative of our future consolidated results of operations of financial position.

In connection with our plan to integrate the operations of MedAssets and Broadlane, management anticipates that certain material non-recurring charges, such as severance, relocation expenses, facility consolidation expense, technology and other infrastructure integration expenses will be incurred. Management cannot yet determine the timing, nature and extent of such charges and has not made any adjustment for them in the accompanying unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined
balance sheet as of September 30, 2010

			Pro forma
(In thousands, except share and per share amounts)	MedAssets	Broadlane	adjustments		Pro forma

Assets
Current Assets
Cash and cash equivalents	$8	$48,145	$(32,494	)(a)	$15,659
Accounts receivable, net	75,692	11,881	35,000	(c)	122,573
Deferred tax assets	19,846	7,212	(4,542	)(m)	22,516
Prepaid expenses and other current assets	14,599	4,861	–		19,460

Total current assets	110,145	72,099	(2,036)		180,208
Property and equipment, net	61,318	26,068	(18,756	)(d)	68,630
Other long term assets
Goodwill	512,485	184,115	357,069	(e)	1,053,669
Intangible assets, net	79,529	177,840	277,660	(f)	535,029
Other	18,857	2,264	37,649	(g)	58,770

Other long term assets	610,871	364,219	672,378		1,647,468

Total Assets	782,334	462,386	651,586		1,896,306

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	7,325	12,070	(10,057	)(h)	9,338
Accrued revenue share obligations and rebates	25,153	24,448	17,500	(i)	67,101
Accrued payroll and benefits	6,867	6,243	5,906	(h)	19,016
Other accrued expenses	11,409	–	1,542	(j)	12,951
Deferred revenue, current portion	30,514	915	(915	)(k)	30,514
Current portion of notes payable	2,499	10,228	(6,727	)(l)	6,000
Current portion of finance obligation	177	–	–		177

Total current liabilities	83,944	53,904	7,249		145,097
Notes payable, less current portion	171,016	166,532	616,452	(l)	954,000
Finance obligation, less current portion	9,557	–	–		9,557
Deferred revenue, less current portion	9,057	–	–		9,057
Deferred tax liability	28,037	59,057	101,228	(m)	188,322
Deferred payment liability	–	–	121,250	(n)	121,250
Other long term liabilities	2,668	4,243	(4,673	)(o)	2,238

Total liabilities	304,279	283,736	841,506		1,429,521
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized; 57,964,000 issued and outstanding on an actual and pro forma basis at September 30, 2010	580	–	–		580
Additional paid in capital	662,133	203,391	(203,391	)(p)	662,133
Accumulated other comprehensive loss	(1,028)	–	1,028	(p)	–
Accumulated deficit	(183,630)	(24,741)	12,443	(p)	(195,928)

Total stockholders’ equity	478,055	178,650	(189,920	)(p)	466,785

Total liabilities and stockholders’ equity	$782,334	$462,386	$651,586		$1,896,306

See notes to unaudited pro forma condensed combined balance sheet

Notes to unaudited pro forma condensed combined balance sheet

(a) The following table sets forth the estimated sources and uses of cash in the Transactions, assuming they had occurred on September 30, 2010 excluding the $125 million Deferred Payment Amount (in thousands):

Sources

New revolving credit facility(1)	$–
New senior secured term loan facility(2)	$635,000
Gross proceeds from the notes offered hereby, assuming sold at par	$325,000
Cash and cash equivalents of MedAssets and Broadlane	$32,494

$992,494

Uses:
Seller cash consideration	$580,379
Repayment of MedAssets existing senior credit facility(3)	$175,171
Repayment of Broadlane’s existing indebtedness(4)	$184,140
Estimated transaction fees and expenses(5)	$52,804

$992,494

(1) In connection with the Broadlane Acquisition, we will enter into a $150.0 million revolving credit facility with a five-year maturity. We do not expect to borrow any amount under the new revolving credit facility at the closing of the Broadlane Acquisition and we expect to issue a $1.0 million letter of credit to replace an existing letter of credit. See “Description of other indebtedness.”

(2) In connection with the Broadlane Acquisition, we will enter into a $635.0 million senior secured term loan facility with a six-year maturity. The entire amount of the new senior term loan facility Term B facility will be drawn at the closing of the Broadlane Acquisition. See “Description of other indebtedness.”

(3) Reflects the outstanding principal amount of MedAssets’ existing senior credit facility of $173.5 million, which will be repaid in full at the closing of the Broadlane Acquisition, together with an approximate $1.7 million estimated amount payable to terminate a related interest rate swap.

(4) Reflects the face amount (gross of original issue discount of $2.3 million) of Broadlane’s existing indebtedness of $179.1 million plus accrued interest of approximately $2.0 million, together with an approximate net $3.0 million estimated amount payable to terminate a related interest rate swap and interest rate cap.

(5) Reflects the estimated fees and expenses associated with the Transactions, as described in the table below (in thousands):

Deferred financing costs:
Financing fees(i)	$41,418
Other financing costs(ii)	2,945

Total deferred financing costs	$44,363
Costs to be expensed by MedAssets:
Other financing and transaction costs(ii)	8,441

Total estimated transaction costs	$52,804

(i) Reflects estimated financing fees we will incur in connection with the new senior secured credit facility and the notes offered hereby, which will be capitalized and amortized over the terms of the applicable indebtedness.

(ii) Represents estimated remaining transaction costs, other than those costs included in (i) above, including fees attributable to professional advisors and other fees associated with the completion of the Transactions, which will be allocated between deferred financing costs and expenses associated with the Transactions, based on a study which is not yet complete. Accordingly, the actual amounts incurred and allocated to deferred financing costs and transaction expenses, and the corresponding amount of amortization and current expense, respectively, may be different from the amounts presented herein. The tax deductibility of these costs will be determined based upon a study which is not yet complete. Therefore no estimated tax effect related to these costs has been reflected in the pro forma financial information presented herein.

(b) Reflects our preliminary estimates of the preliminary purchase price and the preliminary estimated purchase price allocation related to the Broadlane acquisition. We have made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma financial statements contained herein. These preliminary estimates and assumptions will likely change materially during the measurement period (up to one year from the acquisition date) as we finalize the estimates of the net tangible assets, identified intangible assets, and resultant goodwill. As of the date of this offering memorandum, we have not performed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation will likely differ materially from the preliminary estimates included in the pro forma statements included herein. The following reflects the preliminary estimated purchase price and preliminary estimated purchase price allocation to the fair value of assets acquired and liabilities assumed (in thousands)(1):

Consideration:(2)
Cash payments:
Cash to sellers		$580,379
Less: cash acquired		(48,145)

Net cash to sellers		532,234
Repayment of Broadlane indebtedness		184,140
Present value of deferred payment @ 2.6% (Item (n))		121,250

Net consideration		$837,624
Allocated to:
Administrative fees receivable (Item (c))	$35,000
Accounts receivable	11,881
Deferred tax asset (Item (m))	941
Prepaid and other assets	4,861
Fixed assets	7,312
Other long-term assets	110
Accounts payable	(2,015)
Accrued revenue share obligations on administrative fees receivable (Item (i))	(17,500)
Accrued revenue share obligations and rebates	(24,448)
Accrued payroll and benefits	(12,149)
Other accrued expenses	(1,542)
Other long-term liabilities	(1,226)
Deferred tax liabilities (Item (m))	$(160,285)

Net liabilities assumed		(159,060)
Intangible assets (Item (f))		455,500

Unallocated excess purchase price (Item (e))		$541,184

(1) For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired and liabilities assumed reflect fair value. We have estimated a fair value adjustment for certain accounts receivables as described in Item (c) and related accrued revenue share obligations as described in Item (i) and identifiable intangible assets such as a non-compete agreement, developed technology assets, tradenames, and customer relationship assets as described in Item (f) using a preliminary valuation study estimate. The remaining excess of the preliminary estimated purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed is recorded as goodwill as noted in Item (e).

(2) We may be required to make certain payments to the seller related to tax benefits associated with costs incurred prior to the Transaction date. See section 6.2(f) Transaction Tax Deductions of the Purchase Agreement. We have not included an estimate of these amounts, if any, in computing our preliminary estimated purchase price.

(c) Reflects the preliminary fair value of administrative fees related to customer purchases that occurred prior to the Transaction date but were reported to us subsequent to the Transaction date. Under our accounting policies, these administrative fees would be recorded as revenue when reported to us; however, acquisition accounting requires us to estimate the amount of purchases occurring prior to the Transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as described in Item (i) as a liability.

(d) Reflects the elimination of Broadlane’s historical cost basis of capitalized software. A preliminary fair value estimate of developed technology assets has been included in the estimated intangibles in Item (f) below.

(e) Reflects the preliminary estimated excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the assumed purchase price allocation (in thousands):

Unallocated excess purchase price (Item (b))	$541,184
Less: Broadlane’s historical goodwill	(184,115)

Net adjustment to goodwill	$357,069

(f) Reflects the preliminary estimated fair value of intangible assets acquired (in thousands):

Non-compete agreement	1.5 yr life	$2,900
Tradename	3 yr life	4,500
Developed technology	5 yr life	24,000
Customer relationship	10 yr life	424,100

Total identified intangible assets acquired		$455,500
Less Elimination of Broadlane’s existing intangible assets, net		(177,840)

Net adjustment to intangible assets		$277,660

The non-compete agreement, tradename, and developed technology assets are being amortized using the straight-line method over assumed estimated useful lives of one and one-half, three, and five years, respectively. The customer relationship identified intangible asset is being amortized over an estimated useful life of ten years based on the estimated pattern of economic benefit that is expected to be realized from the acquired customer relationships.

As noted above in Item (b), the amounts allocated to identified intangible assets and the assumed useful lives are based on estimates and the estimated amounts and useful lives will likely change materially based upon the finalization of appraisals and valuation studies and will likely differ materially from the pro forma amounts presented herein.

(g) Reflects the capitalization of estimated financing costs in connection with the indebtedness we will incur in the Transactions consisting of the new senior secured credit facilities and notes offered hereby, which will be amortized over the terms of the applicable indebtedness, less the elimination of MedAssets and Broadlane’s historical unamortized debt issuance costs and original issue discount, as follows (in thousands):

Estimated deferred financing costs related to the Transactions	$44,363
Write-off of MedAssets debt issuance costs (Item (p))	(4,558)
Write-off of Broadlane debt issuance costs	(2,131)
Termination of Broadlane interest rate cap (Item (a)(4))	(25)

Net adjustment to other assets	$37,649

(h) Reflects the net adjustment to accounts payable as a result of reclassification of accrued payroll and benefits and other accrued expenses to conform to MedAssets’ presentation format (in thousands):

Accrued bonuses and employee benefits	$(5,906)
Other accrued expenses (Item (j))	(4,151)

Net adjustment to accounts payable	$(10,057)

(i) Reflects the estimated preliminary fair value of accrued revenue share obligations related to the administrative fees receivable described in Item (c) above.

(j) Reflects net adjustment to other accrued expenses as a result of the reclassification of certain current liabilities and adjustments as a result of the Transactions as follows (in thousands):

Other accrued expenses (Item (h))	$4,151
Accrued interest payments (Item (a)(4))	(2,048)
Adjustment to record preliminary fair value of accrued rent	(561)

Net adjustment to other accrued expenses	$1,542

(k) Reflects adjustment to record the estimated preliminary fair value of deferred revenue.

(l) Reflects the estimated net adjustments to long-term debt assuming the completion of the currently structured Transactions as follows (in thousands):

	Current	Long-term
	portion	portion	Total debt

New senior secured term loan facility	$6,000	$629,000	$635,000
Notes offered hereby	–	325,000	325,000
New revolving credit facility borrowings	–	–	–
Write-off of Broadlane term loan original issue discount	–	2,340	2,340
Repayment of Broadlane existing credit facility	(10,228)	(168,872)	(179,100)
Repayment of MedAssets existing indebtedness	(2,499)	(171,016)	(173,515)
Net adjustments to long-term debt	$(6,727)	$616,452	$609,725

(m) Reflects the preliminary estimated adjustments to net current deferred tax assets and net non-current deferred tax liabilities as follows (in thousands):

Reduction of Broadlane historical current deferred tax assets	$(7,212)
Estimated increase in current deferred tax assets as a result of the Transactions	941
Estimated increase in current deferred tax assets as a result the write-off MedAssets debt issuance costs (Item(p))	1,729

Net adjustments to current deferred tax assets	$(4,542)

Reduction of Broadlane historical non-current deferred tax liabilities	$(59,057)
Estimated increase in non-current deferred tax liabilities as a result of the Transactions	160,285

Net adjustments to non-current deferred tax liabilities	$101,228

(n) Reflects the preliminary estimated present value of the $125.0 million Deferred Payment Amount, discounted at 2.6%. The Deferred Payment Amount is payable on January 4, 2012. The seller is entitled to certain remedies as described by section 2.5 and 2.6 of the Purchase Agreement in the event we are unable to pay the Deferred Payment Amount on the due date. For purposes of the pro forma adjustments presented herein, we have assumed that the Deferred Payment Amount will be paid in the form of a cash payment.

(o) Reflects the net adjustments to other long term liabilities as a result of the Transactions as follows (in thousands):

Termination of Broadlane’s interest rate swap agreement (Item(a)(4))	$(3,017)
Termination of MedAssets’ interest rate swap agreement (Item(a)(3))	(1,656)

Net adjustments to other long term liabilities	$(4,673)

(p) Reflects the net adjustment to shareholders’ equity, as follows (in thousands):

Elimination of Broadlane’s historical additional paid in capital		$(203,391)
Reclassification into earnings of MedAssets interest rate swap, net of tax(1)		1,028
Elimination of Broadlane’s historical accumulated deficit	$24,741
Reclassification into earnings of MedAssets interest rate swap, net of tax(1)	(1,028)
Write-off of MedAssets debt issuance costs, net of tax (Item (g))(2)	(2,829)
Other financing and transactions costs (Item (a)(5))(3)	$(8,441)

Net adjustments to accumulated deficit		12,443

Net adjustments to shareholders’ equity		$(189,920)

(1) MedAssets’ interest rate swap is designated as a highly effective cash flow hedge and is recorded at fair value net of tax in accumulated comprehensive loss. As a result of the estimated termination in connection with the Transaction, the fair value of the interest rate swap, net of tax has been reclassified into earnings.

(2) The estimated $4.6 million write-off of MedAssets’ historical debt issuance costs has been tax effected using the blended statutory rate of approximately 38% resulting in an estimated $2.8 million net of tax charge to earnings.

(3) The other financing and transaction costs have not been tax effected as the tax deductibility of these costs will be determined based upon a study which is not yet complete. Therefore no estimated tax effect related to these costs has been reflected in the pro forma financial information presented herein.

Unaudited pro forma condensed combined
statement of operations for the year ended
December 31, 2009

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$108,223	$117,730	$–		$225,953
Service fees	233,058	49,794	–		282,852

Total net revenue	341,281	167,524	–		508,805
Operating expenses
Cost of revenue	74,651	69,327	–		143,978
Product development expenses	18,994	13,275	–		32,269
Selling and marketing expenses	45,282	6,937	–		52,219
General and administrative expenses	110,661	30,822	–		141,483
Depreciation	13,211	9,169	(5,372	)(b)	17,008
Amortization of intangibles	28,012	15,950	46,867	(c)	90,829

Total operating expense	290,811	145,480	41,495		477,786
Operating income (loss)	50,470	22,044	(41,495)		31,019
Other income (expense)
Interest (expense)	(18,114)	(24,721)	(30,341	)(d)	(73,176)
Loss on extinguishment of debt	–	(3,074)	3,074	(e)	–
Other income (expense)	417	811	(756	)(f)	472

Income (loss) before income taxes	32,773	(4,940)	(69,518)		(41,685)
Income tax expense (benefit)	12,826	(1,017)	(26,313	)(g)	(14,504)

Net income (loss)	19,947	(3,923)	(43,205)		(27,181)
Income (loss) per share—basic	$0.36	–	–		$(0.50)
Income (loss) per share—diluted	$0.34	–	–		$(0.50)
Shares used in per share calculation—basic	54,841	–	–		54,841
Shares used in per share calculation—diluted	57,865	–	–		54,841

See notes to unaudited pro forma condensed combined statements of operations

Unaudited pro forma condensed combined
statement of operations for the nine months
ended September 30, 2009

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$78,495	$86,801	$–		$165,296
Service fees	167,091	35,890	–		202,981

Total net revenue	245,586	122,691	–		368,277
Operating expenses
Cost of revenue	55,830	50,769	–		106,599
Product development expenses	15,424	9,539	–		24,963
Selling and marketing expenses	36,529	4,834	–		41,363
General and administrative expenses	77,971	20,617	–		98,588
Depreciation	9,020	6,721	(3,730	)(b)	12,011
Amortization of intangibles	21,029	11,962	35,151	(c)	68,142

Total operating expense	215,803	104,442	31,421		351,666
Operating income (loss)	29,783	18,249	(31,421)		16,611
Other income (expense)
Interest (expense)	(14,015)	(18,936)	(21,970	)(d)	(54,921)
Other income (expense)	404	506	(450	)(f)	460

Income (loss) before income taxes	16,172	(181)	(53,841)		(37,850)
Income tax expense (benefit)	6,196	368	(20,368	)(g)	(13,804)

Net income (loss)	9,976	(549)	(33,473)		(24,046)
Income (loss) per share—basic	$0.18	–	–		$(0.44)
Income (loss) per share—diluted	$0.17	–	–		$(0.44)
Shares used in per share calculation—basic	54,589	–	–		54,589
Shares used in per share calculation—diluted	57,223	–	–		54,589

See notes to unaudited pro forma condensed combined statements of operations

Unaudited pro forma condensed combined
statement of operations for the nine months
ended September 30, 2010

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$84,437	$88,121	$–		$172,558
Service fees	199,948	42,525	–		242,473

Total net revenue	284,385	130,646	–		415,031
Operating expenses
Cost of revenue	67,176	58,777	–		125,953
Product development expenses	14,859	9,534	–		24,393
Selling and marketing expenses	35,348	5,909	–		41,257
General and administrative expenses	91,425	22,798	–		114,223
Acquisition related expenses	4,351	–	(1,546	)(h)	2,805
Depreciation	14,068	7,938	(4,765	)(b)	17,241
Amortization of intangibles	17,706	11,962	33,376	(c)	63,044

Total operating expense	244,933	116,918	27,065		388,916
Operating income (loss)	39,452	13,728	(27,065)		26,115
Other income (expense)
Interest (expense)	(10,986)	(11,922)	(28,721	)(d)	(51,629)
Loss on extinguishment of debt	–	(11,754)	11,754	(e)	–
Other income	286	87	73	(f)	446

Income (loss) before income taxes	28,752	(9,861)	(43,959)		(25,068)
Income tax expense (benefit)	11,477	(2,986)	(16,678	)(g)	(8,187)

Net income (loss)	17,275	(6,875)	(27,281)		(16,881)
Income (loss) per share—basic	$0.31	–	–		$(0.30)
Income (loss) per share—diluted	$0.29	–	–		$(0.30)
Shares used in per share calculation—basic	56,238	–	–		56,238
Shares used in per share calculation—diluted	59,340	–	–		56,238

See notes to unaudited pro forma condensed combined statements of operations

Unaudited pro forma condensed combined
statement of operations for the twelve months
ended September 30, 2010

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$114,165	$119,050	$–		$233,215
Service fees	265,915	56,429	–		322,344

Total net revenue	380,080	175,479	–		555,559
Operating expenses
Cost of revenue	85,997	77,335	–		163,332
Product development expenses	18,429	13,270	–		31,699
Selling and marketing expenses	44,101	8,012	–		52,113
General and administrative expenses	124,115	33,003	–		157,118
Acquisition related expenses	4,351	–	(1,546	)(h)	2,805
Depreciation	18,259	10,386	(6,407	)(b)	22,238
Amortization of intangibles	24,689	15,950	45,092	(c)	85,731

Total operating expense	319,941	157,956	37,139		515,036
Operating income (loss)	60,139	17,523	(37,139)		40,523
Other income (expense)
Interest (expense)	(15,085)	(17,707)	(37,092	)(d)	(69,884)
Loss on extinguishment of debt	–	(14,828)	14,828	(e)	–
Other income	299	392	(233	)(f)	458

Income (loss) before income taxes	45,353	(14,620)	(59,636)		(28,903)
Income tax expense (benefit)	18,107	(4,371)	(22,626)		(8,890)

Net income (loss)	27,246	(10,249)	(37,010)		(20,013)
Income (loss) per share—basic	$0.49	–	–		$(0.36)
Income (loss) per share—diluted	$0.46	–	–		$(0.36)
Shares used in per share calculation—basic	56,074	–	–		56,074
Shares used in per share calculation—diluted	59,176	–	–		56,074

See notes to unaudited pro forma condensed combined statements of operations

Notes to unaudited pro forma condensed combined
statements of operations

(a) Certain of the pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Broadlane Acquisition. We have made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma financial statements contained herein. These preliminary estimates and assumptions will likely change materially during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets, identified intangible assets, and resultant goodwill. As of the date of this offering memorandum, we have not performed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation will likely differ materially from the preliminary estimates included in the pro forma statements included herein. The pro forma adjustments do not reflect the following material items that are expected to result directly from the Transactions and which are expected to impact our statement of operations within twelve months following the Transactions:

i) An estimated reduction of approximately $17.5 million of net administrative fee revenue (net of accrued revenue share obligations) related to administrative fees generated from customer purchases that occurred prior to the Transaction date but were reported to us subsequent to the Transaction date. Under our revenue recognition accounting policies, these administrative fees would be recorded as revenue when reported to us; however, acquisition accounting requires us to estimate the amount of purchases occurring prior to the Transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable and any corresponding revenue share obligation as a liability;

ii) Remaining transaction costs currently estimated at approximately $8.4 million relating to fees to investment bankers, attorneys, accountants and other professional advisors and other Transaction-related costs that will likely not be capitalized as deferred financing costs; and

iii) The effect of anticipated cost savings or operating efficiencies expected to be realized and related restructuring charges which will be material such as severance, relocation expenses, facility consolidation expense, technology and infrastructure integration expenses, impairment of duplicative assets and other costs related to the integration of Broadlane into MedAssets.

(b) For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible fixed assets acquired reflect fair value and have recorded those amounts as part of the preliminary estimated purchase price allocation. These tangible fixed assets are being amortized using the straight-line method over their historical estimated remaining useful lives of between three and fifteen years. As a result, we have not included a pro forma depreciation adjustment for tangible fixed assets in the Pro Forma Condensed Combined Statements of Operations. However, Broadlane’s historical depreciation expense includes depreciation of capitalized software. We have estimated the value of the acquired developed technology assets (software) and included depreciation expense for the fair value of the software in footnote (c). As a result, we have recorded a pro forma adjustment to remove the effect of Broadlane’s historical software amortization included in depreciation expense. The Pro Forma Condensed Combined Statements of Operations include the following adjustments to reduce depreciation expense (in thousands):

		Nine months	Nine months	Twelve months
	Year ended	ended	ended	ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

Depreciation expense	$(5,372)	$(3,730)	$(4,765)	$(6,407)

(c) For purposes of computing pro forma adjustments, we have estimated a fair value adjustment for identifiable assets such as a non-compete agreement; developed technology assets, tradenames and customer relationship assets of $455.5 million based on a preliminary valuation study. The non-compete agreement, tradenames and developed technology assets are being amortized using the straight-line method over assumed estimated useful lives of one and one-half, three, and five years, respectively. Cost related to the customer relationship identified intangible asset is being amortized over an estimated useful life of ten years based on the estimated pattern of economic benefit that is expected to be realized from the customer relationships. As a result, the pro forma condensed consolidated statements of operations includes the following incremental adjustments to amortization expense (in thousands):

		Nine months	Nine months	Twelve months
	Year ended	ended	ended	ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

Amortization expense	$46,867	$35,151	$33,376	$45,092

The estimated five year impact on operating results using the expected pattern of economic benefit of the customer relationship identified intangible asset is as follows (in thousands):

Expected five year customer
relationship amortization

Year 1	$54,584
Year 2	52,862
Year 3	50,623
Year 4	48,213
Year 5	$45,802

The remaining excess of the estimated preliminary purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but will be subject to annual impairment tests in accordance with generally accepted accounting principles. As noted, the estimated amounts allocated to identified intangible assets and the assumed useful lives are based on preliminary valuation studies and the amounts and useful lives are subject to change based upon the finalization of appraisals and valuation study estimates and will likely differ materially from the pro forma amounts presented herein.

(d) For purposes of computing pro forma adjustments for interest expense, we have made certain assumptions regarding our debt structure at the closing of the Transactions (including assuming that the notes are issued at par), interest rates on our outstanding debt and the yield and expected maturity dates on the notes offered herein. We have preliminarily assumed there are no specific embedded features in the debt instruments, including embedded derivatives. These estimates are preliminary and actual results could differ materially from the pro forma amounts presented herein. The following reflects pro forma adjustments to estimated interest expense (in thousands):

		Nine months	Nine months	Twelve months
	Year ended	ended	ended	ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

New senior secured term loan facility(1)	$33,218	$24,944	$24,708	$32,982
Notes offered hereby(2)	26,000	19,500	19,500	26,000
New revolving credit facility borrowings(3)	–	–	–	–
Fees on outstanding letters of credit(4)	38	28	28	38
Commitment fees(5)	1,118	838	838	1,118

Total pro forma cash interest expense related to new borrowings	60,374	45,310	45,074	60,138
Amortization of capitalized debt issuance costs(6)	7,822	5,872	5,828	7,778
Interest accretion on Deferred Payment Amount(7)	4,000	3,000	–	1,000

Total pro forma interest expense related to new borrowings	72,196	54,182	50,902	68,916
Less: Reduction of MedAssets’ existing interest expense and fees(8)	(17,134)	(13,276)	(10,259)	(14,117)
Less: Broadlane’s historical interest expense and fees(9)	(24,721)	(18,936)	(11,922)	(17,707)

Total pro forma adjustment to interest expense	$30,341	$21,970	$28,721	$37,092

(1) Reflects estimated pro forma interest expense on the new $635.0 million senior secured term loan facility at an assumed minimum LIBOR rate of 1.50% plus an applicable margin of 3.75%. The calculation of the estimated pro forma interest expense is inclusive of estimated required quarterly principal repayments as per the terms of the senior secured credit facility. A 0.125% increase in the interest rate on the floating rate debt would result in an increase in total annual pro forma interest expense of approximately $0.8 million.

(2) Reflects pro forma interest expense on the $325.0 million of notes offered hereby estimated at 8.0% per annum.

(3) Reflects no assumed borrowings under the new revolving credit facility. Interest on any borrowings under the new revolving credit facility would be based on our minimum LIBOR floor of 1.50% for each period plus an applicable margin of 3.75%.

(4) Reflects pro forma annual fees of 3.75% on average assumed outstanding letters of credit of $1.0 million.

(5) Reflects pro forma commitment fees of 0.75% on the unused portion of the new revolving credit facility.

(6) Reflects non-cash amortization of estimated capitalized deferred financing costs related to the Transactions over the term of the related facilities.

(7) Reflects non-cash interest to accrete Deferred Payment Amount to face value.

(8) Reflects MedAssets’ historical interest expense on its existing term loan, letter of credit fees and commitment fees on its unused revolving credit facility. Excludes interest expense on our finance obligation.

(9) Reflects Broadlane’s historical interest expense on its existing senior term loan and commitment fees on its unused revolving credit facility.

(e) Reflects the pro forma adjustment to eliminate the loss on extinguishment of debt from Broadlane’s historical statements of operations relating to Broadlane’s refinancing of their senior term loan, as discussed elsewhere in this offering memorandum. Broadlane’s refinancing would not have occurred had the Transactions been completed as of the beginning of the period as the recorded loss was directly impacted by the Transactions; therefore, the loss was eliminated in the pro forma condensed consolidated statements of operations.

(f) Reflects the pro forma adjustment to eliminate the effect of Broadlane’s interest rate swap and interest rate cap from Broadlane’s historical statements of operations. These transactions would not have occurred had the Transactions been completed as of the beginning of the period as the recorded amounts were directly impacted by the Transactions; therefore, they were eliminated in the pro forma condensed consolidated statements of operations.

(g) Represents the estimated pro forma tax adjustment resulting from the combination of the consolidated tax groups of MedAssets and Broadlane, consideration of their resulting tax attributes and the impact of the pro forma adjustments. The amount was calculated using the MedAssets blended statutory tax rate for each applicable period. The adjustment is preliminary and may change materially based upon a study that is not yet complete.

(h) Represents the elimination of approximately $1.5 million of transaction costs attributable to professional advisors and other fees directly associated with the completion of the Acquisition which were recorded in MedAssets’ historical statement of operations for the nine months ended September 30, 2010.